Exhibit 5.1

269.337.7700

April 1, 2020

NeuroBo Pharmaceuticals, Inc.

177 Huntington Avenue, Suite 1700

Boston, Massachusetts, 02115

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,172,396 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 3,623,708 shares reserved for issuance under Gemphire Therapeutics Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and (ii) 548,688 shares reserved for issuance under the NeuroBo Pharmaceuticals, Inc. 2018 Stock Plan (the “2018 Plan”, and together with the 2019 Plan, the “Plans”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (i) the Plan Shares to be offered by the Company under the respective Plans pursuant to the Registration Statement are duly authorized, and (ii) when issued and sold by the Company in accordance with the respective Plans and the awards thereunder, the Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN LLP
HONIGMAN LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

33737196